Exhibit 99.1

FOR IMMEDIATE RELEASE

FEBRUARY 25, 2011

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS FOURTH-QUARTER AND FULL-YEAR 2010 RESULTS

Provides Preliminary 2011 Guidance

DALLAS, February 25, 2011 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the fourth-quarter and full-year 2010.

Fourth-Quarter 2010 — Crosstex Energy, L.P. Financial Results

The Partnership’s adjusted EBITDA increased $7.5 million, or 18 percent, to $50.2 million, and distributable cash flow rose $10.6 million, or 61 percent, to $28.1 million in the fourth quarter of 2010 as compared to the fourth quarter of 2009. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of these non-GAAP measures to net income (loss) in the tables at the end of this news release.

The Partnership posted a net loss of $2.4 million in the fourth quarter of 2010 compared with net income of $55.9 million in the fourth quarter of 2009. Net income in the fourth quarter of 2009 included a gain of $86.3 million on the sale of discontinued operations.

“In 2010, we made great progress to build a stronger company, and I am pleased with our accomplishments.  Today we are a leaner, more efficient organization with renewed financial stability evidenced by the strong 1.6 times cash coverage of our fourth quarter distribution.” said Barry E. Davis, Crosstex President and Chief Executive Officer.  “Crosstex is well positioned, well capitalized and well managed, and our 2011 vision is to be the best midstream energy solutions provider for our customers.  Our strategy is focused on performance and long-term growth and we plan to take advantage of the abundant opportunities in this robust midstream environment.”

The Partnership’s fourth-quarter 2010 gross operating margin was $89.4 million, an $8.8 million increase over the fourth quarter of 2009. The increase was primarily the result of optimization of Crosstex’s gathering and transmission system assets and growth of the Partnership’s natural gas liquids (NGL) business. Gross operating margin is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a calculation of this non-GAAP measure in the tables at the end of this news release.

-more-

The Partnership reports results by operating segment principally based on regions served. Reportable segments consist of the natural gas gathering, processing and transmission operations in north Texas (NTX); the pipelines and processing plants in Louisiana (LIG); and the south Louisiana processing and NGL assets, including gas and NGL marketing activities (PNGL). Operating activity for assets sold in the comparative periods that were not considered discontinued operations is included in the corporate segment. Each business segment’s contribution to the fourth-quarter 2010 gross operating margin change versus the fourth-quarter 2009, and the factors affecting those contributions, are described below:

•                  The NTX segment’s gross operating margin increased $7.4 million, including $3.7 million due to a charge associated with an adverse arbitration award recorded in the fourth quarter of 2009. The remainder of the variance results from system optimization and higher volumes on the transmission system, partially offset by lower gathering volumes for the fourth quarter of 2010 versus the fourth quarter of 2009. It is expected that the recently announced expansions and supply additions to the Partnership’s north Texas gathering system should increase volumes significantly in 2011.

•                  The PNGL segment’s gross operating margin rose $2.9 million primarily due to increased NGL marketing and fractionation activity. Crosstex management continues to focus on the NGL business as a key part of the Partnership’s growth strategy.

•                  The LIG segment’s gross operating margin decreased $0.1 million primarily the result of lower processing volumes which were partially offset by higher transport volumes.

•                  The corporate segment’s gross operating margin, which included 2009 margins for assets that were sold and not considered discontinued operations, decreased $1.4 million due to the January 2010 sale of the Partnership’s east Texas assets.

The Partnership’s fourth-quarter 2010 operating expenses of $26.7 million increased $1.0 million, or four percent, from the fourth quarter of 2009. General and administrative expenses declined $3.5 million, or 22 percent, versus the fourth quarter of 2009 largely due to decreased labor costs and lower professional fees and services costs. Depreciation and amortization expense for the fourth quarter of 2010 increased $0.3 million, or one percent, compared with the fourth quarter of 2009. Interest expense declined to $19.8 million for the fourth quarter of 2010 from $28.0 million for the fourth quarter of 2009 primarily due to expense associated with interest rate swaps included in the fourth quarter of 2009 and reductions in debt outstanding beyond amounts associated with asset sales.

The net loss per basic and diluted limited partner common unit for the fourth quarter of 2010 was $0.11 compared with net income of $1.09 per basic common unit and $1.07 per diluted common unit for the fourth quarter of 2009. The 2009 income per basic limited partner common unit included $1.67 of gain on sale of discontinued operations.

Full-Year 2010 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $186.9 million and distributable cash flow of $91.2 million in 2010 compared with adjusted EBITDA of $158.7 million and distributable cash flow of $61.7 million in 2009.  The Partnership reported a net loss of $25.8 million in 2010, compared with net income of $104.4 million in 2009. Net income for the year 2009 included $183.7 million of gain on the sale of discontinued operations.

The Partnership’s 2010 gross operating margin increased to $338.3 million from $311.2 million for 2009.  This improvement was primarily related to higher margins on the Partnership’s gathering and transmission assets, as well as a favorable NGL market. Each business segment’s contribution to the increase and the factors affecting those contributions are described below:

•                        The LIG segment contributed $16.6 million of gross operating margin growth in 2010 as compared to 2009. The gathering and transmission assets generated approximately $11.6 million of gross operating margin growth primarily due to improved pricing and higher volumes on the northern part of the system.  LIG processing plants contributed a $4.9 million gain, which was enhanced by the improved processing environment.

•                        The improved processing and NGL marketing environments significantly contributed to the $13.7 million increase in the PNGL segment’s gross operating margin in 2010 as compared to 2009.  In addition to the improved marketing environment, the volume of fractionated NGL’s was significantly increased by rail and truck product deliveries.

•                        The NTX segment had gross operating margin improvement of $2.8 million in 2010. A $3.7 million charge associated with an adverse arbitration award was included in 2009. Increased losses of $4.5 million under a certain supply agreement were offset by improvements in a number of areas that enhanced liquids recoveries and unit margins, in addition to better processing margins.

•                        The corporate segment’s gross operating margin decreased approximately $6.0 million in 2010 as compared to 2009, primarily the result of the sale of the Partnership’s east Texas assets in January 2010.

The Partnership’s operating expenses declined $5.3 million in 2010, or five percent, to $105.1 million versus $110.4 million in 2009 primarily the result of decreased plant and compressor rent expense which was partially offset by cost related to the expansion of the Partnership’s operations in Louisiana.  General and administrative expenses in 2010 decreased by $11.4 million from 2009 largely due to workforce reductions completed in 2009 and lower legal and professional costs.  Depreciation and amortization expense decreased $7.5 million in 2010 compared with 2009 primarily due to the extension of the useful lives of various assets in accordance with the findings of an engineering study completed in the fourth quarter of 2009. Interest expense decreased from $95.1 million in 2009 to $87.0 million in 2010 primarily due to the reduction in expense associated with interest rate swaps.

The net loss per limited partner common unit was $1.12 in 2010 compared with net income of $1.44 per basic common unit and $1.40 per diluted common unit in 2009. Income per basic common unit for 2009 included $3.66 of gain on sale of discontinued operations.

Crosstex Energy, Inc. Financial Results

The Corporation reported a $2.1 million net loss in the fourth quarter of 2010 compared with net income of $12.1 million in the fourth quarter of 2009.  The net loss in 2010 was $11.7 million compared with net income of $15.6 million in 2009.

The Corporation, on a stand-alone basis, had $5.1 million of cash on hand and no debt at the end of 2010.

In accordance with U.S. accounting standards, the Partnership and the Corporation classified certain assets, liabilities and results of their operations as discontinued operations for the 2009 accounting periods presented. Summary financial data tables in this release include amounts reclassified as discontinued operations for the 2009 periods presented.

Crosstex Provides Preliminary 2011 Guidance

The following are the Partnership’s low and high estimates of 2011 adjusted EBITDA and distributable cash flow based on various commodity price scenarios and other varying assumptions. Assuming actual results are within the range of guidance, it is expected the Partnership could generate sufficient distributable cash flow to support distributions in the range of $1.04 to $1.20 per unit for the year; and the Corporation expects it could pay dividends in the range of $0.32 to $0.40 per share for 2011, assuming the receipt of a per unit distribution from the Partnership in the range stated above. The payment and amount of any distributions and dividends will be subject to approval by the Boards of Directors of the Partnership and Corporation and to economic conditions and other factors existing at the time of determination.

CROSSTEX ENERGY, L.P.

Forecast for Total Year 2011

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow

(All amounts in millions except prices and ratios)

	Low	High
Net income	$(27)	$4
Depreciation and amortization	119	119
Stock-based compensation	8	8
Interest expense	83	82
Taxes and other	2	2
Adjusted EBITDA*	185	215
Interest expense	(83)	(82)
Cash taxes and other	(2)	(2)
Maintenance capital expenditures	(14)	(11)
Distributable cash flow*	$86	$120

Growth Capital	$50	$150

Key Assumptions for Forecast
Weighted Average Liquids Price ($/gallon)	0.83	1.18
Crude ($/Bbl)	60.21	85.69
Natural Gas ($/MMBtu)	4.50	3.50
Natural Gas Liquids to Gas Ratio	208.5%	381.6%

* Adjusted EBITDA and Distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.”

Processing Sensitivities:

Percent of Liquids Contracts - $0.10 change in Weighted Average Liquids Price	$3.6 Million
Processing Margin Contracts - 5% change in Natural Gas Liquids to Gas Ratio (1)	$3.2 Million

(1) Assumes constant gas price of $4.25/MMBtu.

Crosstex to Hold Earnings Conference Call Today

The Partnership and the Corporation will hold their quarterly conference call to discuss fourth-quarter and full- year 2010 results today, February 25, at 10:00 a.m. Central time (11:00 a.m. Eastern time).The dial-in number for the call is 1-888-680-0860, and the passcode is 12762265. Callers outside the United States should dial 1-617-213-4852, and the passcode is 12762265. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=P9AL3JYP8. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access a live web cast of the call on the Investors page of Crosstex’s web site at www.crosstexenergy.com.

After the conference call, a replay can be accessed until May 25, 2011, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 23059216. Interested parties also can visit the Investors page of Crosstex’s web site to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as gross operating margin, adjusted EBITDA and distributable cash flow. Gross operating margin is defined as revenue minus purchased gas and NGLs. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairments, loss on extinguishment of debt, stock-based compensation, noncash derivative items, gain on the sale of assets and other miscellaneous noncash items. Distributable cash flow is defined as earnings before certain noncash charges and the gain on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. A reconciliation of these measures to net income (loss) is included among the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines and future estimates and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas and NGLs; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding which would impair its ability to grow; (4) the Partnership and the Corporation do not have diversified assets; (5) drilling levels may decrease due to deterioration in the credit and commodity markets; (6) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (7) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; (8) the Partnership may not be successful in balancing its purchases and sales; (9) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (10) the level of the Partnership’s processing operations may decline for similar reasons; (11) operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of the Partnership’s assets are located in southern Louisiana; and (12) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2010, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

(Tables follow)

CROSSTEX ENERGY, L.P.

Summary Financial Data

(All amounts in thousands except per unit numbers)

	Three Months Ended		Years Ended
	December 31,		December 31
	2010	2009	2010	2009
	Unaudited

Midstream revenues	$427,235	$432,823	$1,792,676	$1,583,551
Purchased gas and NGLs	337,803	352,177	1,454,376	1,272,329
Gross operating margin	89,432	80,646	338,300	311,222

Operating costs and expenses:
Operating expenses	26,694	25,662	105,060	110,394
General and administrative	12,745	16,238	48,414	59,854
Gain on sale of property	486	234	(13,881)	(666)
(Gain) loss on derivatives	2,228	3,728	9,100	(2,994)
Impairments	—	1,994	1,311	2,894
Depreciation and amortization	29,454	29,163	111,551	119,088
Total operating costs and expenses	71,607	77,019	261,555	288,570

Operating income	17,825	3,627	76,745	22,652

Other income (expense):
Interest expense, net of interest income	(19,847)	(27,952)	(87,035)	(95,078)
Loss on extinguishment of debt	—	—	(14,713)	(4,669)
Other income	(19)	664	295	1,400
Total other income (expense)	(19,866)	(27,288)	(101,453)	(98,347)
Loss from continuing operations before non-controlling interest and income taxes	(2,041)	(23,661)	(24,708)	(75,695)
Income tax provision	(312)	(547)	(1,121)	(1,790)
Loss from continuing operations before discontinued operations	(2,353)	(24,208)	(25,829)	(77,485)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	(6,174)	—	(1,796)
Gain on sale of discontinued operations, net of tax	—	86,324	—	183,747
Discontinued operations, net of tax	—	80,150	—	181,951
Net income (loss)	$(2,353)	$55,942	$(25,829)	$104,466
Less: Net income from continuing operations attributable to the non-controlling interest	31	69	19	60
Net income (loss) attributable to Crosstex Energy, L.P.	$(2,384)	$55,873	$(25,848)	$104,406
Preferred interest in net income attributable to Crosstex Energy, L.P.	$3,824	$—	$13,750	$—
Beneficial conversion feature attributable to preferred units	$—	$—	$22,279	$—
General partner interest in net income (loss)	$(776)	$391	$(4,371)	$(819)
Limited partners’ interest in net income (loss)	$(5,432)	$55,482	$(57,506)	$105,225

Net income (loss) per limited partners’ unit:
Basic common unit	$(0.11)	$1.09	$(1.12)	$1.44
Diluted common unit	$(0.11)	$1.07	$(1.12)	$1.40
Basic and diluted senior subordinated series D unit	$—	$—	$—	$8.85
Weighted average limited partners’ units outstanding:
Basic common units	50,221	49,156	49,960	48,161
Diluted common units	50,221	50,189	49,960	49,467
Series A convertible preferred units outstanding	14,706	—	14,706	—

CROSSTEX ENERGY, L.P.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except ratios and per unit amounts)

	Three Months Ended			Years Ended
	December 31			December 31
	2010		2009	2010		2009
	(Unaudited)			(Unaudited)
Net income (loss) attributable to Crosstex Energy, L.P.	$(2,384)		$55,873	$(25,848)		$104,406
Depreciation, amortization and impairments	29,454		31,157	112,862		121,982
Stock-based compensation	2,170		2,466	9,276		8,742
Interest expense, net	19,847		27,952	87,035		95,078
Loss on extinguishment of debt	—		—	14,713		4,669
Gain on sale of property	486		234	(13,881)		(666)
(Income) loss from discontinued operations, net of tax	—		6,174	—		1,796
Gain from sale of discontinued operations, net of tax	—		(86,324)	—		(183,747)
Noncash derivatives, taxes and other	588		5,190	2,723		6,422
Adjusted EBITDA from continuing operations	50,161		42,722	186,880		158,682

Interest expense (1)(2)(3)	(19,847)		(21,180)	(83,385)		(86,413)
Cash taxes and other cash expenses	(333)		(471)	(1,517)		(2,259)
Maintenance capital expenditures	(1,875)		(3,567)	(10,751)		(8,294)
Distributable cash flow from continuing operations	$28,106		$17,504	$91,227		$61,716
Actual distribution (common and preferred)	$17,616		$—	$40,698		$—
Distribution coverage	1.6	x	n/a	2.2	x	n/a

Distributions declared per limited partner unit	$0.26		$—	$0.51		$—
Distributions declared per preferred unit	$0.26		$—	$0.935		$—

(1)

Excludes debt issuance cost amortization of $678 thousand as a result of the repayment of senior secured notes from the proceeds of the preferred unit sale and an asset sale for the year ended December 31, 2010.

(2)

Excludes senior secured note make-whole and call premium paid-in-kind interest in the amount $894 thousand for the year ended December 31, 2010, and $5,099 thousand and $9,461 thousand for the three months and year ended December 31, 2009, respectively.

(3)	Excludes noncash interest rate swap mark to market of $1,673 thousand and $(797) thousand for the three months and year ended December 31, 2009.

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended		Years Ended
	December 31		December 31
	2010	2009	2010	2009

Pipeline Throughput (MMBtu/d)
LIG	921,000	881,000	902,000	900,000
NTX - Gathering	711,000	764,000	730,000	793,000
NTX - Transmission	333,000	331,000	339,000	318,000
Corporate (1)	—	26,000	—	29,000
Total Gathering and Transmission Volume	1,965,000	2,002,000	1,971,000	2,040,000

Natural Gas Processed (MMBtu/d)
PNGL	840,000	892,000	874,000	747,000
LIG	276,000	291,000	283,000	269,000
NTX	206,000	203,000	209,000	219,000
Total Gas Volumes Processed	1,322,000	1,386,000	1,366,000	1,235,000

Commercial Services Volume (MMBtu/d)	175,000	39,000	99,000	75,000

NGL’s Fractionated (Gal/d)	885,000	794,000	922,000	686,000

Realized weighted average
Natural Gas Liquids price ($/gallon)	1.12	1.03	1.03	0.81
Actual weighted average
Natural Gas Liquids-to-Gas price ratio	331%	280%	263%	225%

North Texas Gathering (2)
Wells connected	16	12	100	84

(1)	Includes volumes for assets sold and not considered discontinued operations.
(2)	North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point (“CDP”) connections where Crosstex connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Summary Financial Data

(All amounts in thousands except per unit numbers)

	Three Months Ended		Years Ended
	December 31		December 31
	2010	2009	2010	2009
	(Unaudited)

Midstream revenues	$427,235	$432,823	$1,792,676	$1,583,551
Purchased gas and NGLs	337,803	352,177	1,454,376	1,272,329

Gross operating margin	89,432	80,646	338,300	311,222

Operating costs and expenses:
Operating expenses	26,695	25,661	105,060	110,394
General and administrative	13,272	16,852	51,172	62,491
(Gain) loss on sale of property	486	234	(13,881)	(666)
(Gain) loss on derivatives	2,228	3,728	9,100	(2,994)
Impairments	—	1,994	1,311	2,894
Depreciation and amortization	29,472	29,182	111,625	119,162
Total operating costs and expenses	72,153	77,651	264,387	291,281

Operating income	17,279	2,995	73,913	19,941

Other income (expense):
Interest expense, net of interest income	(19,844)	(27,953)	(87,028)	(95,078)
Loss on extinguishment of debt	—	—	(14,713)	(4,669)
Other income	(20)	664	294	1,449
Total other income (expense)	(19,864)	(27,289)	(101,447)	(98,298)
Income (loss) from continuing operations before non-controlling interest and income taxes	(2,585)	(24,294)	(27,534)	(78,357)
Income tax benefit (provision)	696	3,614	6,021	6,020
Loss from continuing operations, net of tax	(1,889)	(20,680)	(21,513)	(72,337)
Discontinued operations:
Loss from discontinued operations, net of tax	—	(5,331)	—	(1,519)
Gain from sale of discontinued operations, net of tax	—	75,134	—	159,961
Net income (loss)	(1,889)	49,123	(21,513)	86,105
Less: Interest of non-controlling partners in the Partnership’s net income (loss):
Interest of non-controlling partners in the Partnership’s continuing operations	199	(15,217)	(9,862)	(48,069)
Interest of non-controlling partners in the Partnership’s discontinued operations	—	(3,988)	—	(1,137)
Interest of non-controlling partners in the Partnership’s gain on sale of discontinued operations	—	56,224	—	119,669
Total Interest of non-controlling partners in the Partnership’s net income (loss)	199	37,019	(9,862)	70,463
Net income (loss) attributable to Crosstex Energy, Inc.	$(2,088)	$12,104	$(11,651)	$15,642
Net income (loss) per common share:
Basic	$(0.04)	$0.26	$(0.24)	$0.33
Diluted	$(0.04)	$0.25	$(0.24)	$0.33
Weighted average shares outstanding:
Basic	46,894	46,517	46,732	46,476
Diluted	46,894	46,746	46,732	46,535
Dividends declared per common share	$0.08	$—	$0.15	$—